EXHIBIT 5.1
Ashland Global Holdings Inc.
50 E. RiverCenter Blvd.
 Covington, Kentucky 41011

February 2, 2018

Ashland Global Holdings Inc.

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Ashland Global Holdings Inc., a Delaware corporation (“Ashland”). Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Ashland on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 3,311,779 shares of Ashland common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Omnibus Plan”).

In rendering the opinion below, I have supervised the examination of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of Ashland; (b) the Amended and Restated By-laws of Ashland; (c) certain resolutions adopted by the Board of Directors of Ashland; (d) the Registration Statement to be filed by Ashland with the Commission; and (e) the 2018 Omnibus Plan.

In rendering my opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies.  I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than Ashland.  I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of Ashland and others as to factual matters.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws and the qualifications hereinafter set forth, I am of the opinion that the Common Stock when, and if, issued and delivered pursuant to the terms of the 2018 Omnibus Plan will be validly issued, fully paid and nonassessable.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware. The opinions expressed herein are given as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise anyone of any change in any matter set forth herein. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly herein. The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Peter J. Ganz
Peter J. Ganz